Molson Coors Reports 2007 First Quarter Results

      DENVER and MONTREAL, May 8 /PRNewswire-FirstCall/ -- Molson Coors Brewing Company (NYSE: TAP; Toronto) today released its financial results for the fiscal first quarter ending April 1, 2007.

      The Company's sales volume increased 2.9 percent to 8.9 million barrels, or 10.4 million hectoliters (HLs), during the 13-week fiscal first quarter 2007 compared to the 13-week fiscal first quarter ended March 26, 2006. Net sales increased 6.5 percent to $1.23 billion in the first quarter 2007 versus a year ago. (All $ amounts in U.S. dollars.) Net income in the first quarter 2007 was $4.4 million. Income from continuing operations after tax in the first quarter 2007 was $19.2 million. Excluding special items(1), income from continuing operations(2) was $25.1 million, compared to an after-tax loss of $0.4 million in the first quarter 2006.

      Leo Kiely, Molson Coors president and chief executive officer, said, "Overall, our first quarter 2007 results are an encouraging start to the new year. We continued to strengthen our momentum from the second half of 2006 with our global focus on brand building and attacking costs. While cost and competitive pressures continued in the first quarter, our underlying business and financial performance continued to improve. We grew total company volume, revenue per barrel, margins and profits in the first quarter, while we invested aggressively behind strategic brands in all of our major businesses -- in Canada, the U.S. and the U.K. In addition, we continued to make significant improvements to our cost structure through merger synergies and other cost reductions that helped to offset substantial cost inflation across all of our businesses. As a result, we achieved strong double-digit percentage growth in operating earnings.

      "Looking ahead, we are pleased with the momentum of our strategic brands as we prepare for this year's peak beer season. We believe our teams can build on that momentum and win the summer, while we make even more progress building great brands and reducing costs to fuel the investments we need to become a top-performing global brewer."

      2007 First Quarter Results

      Key results for the Company's fiscal first quarter 2007, compared to the first quarter a year ago, include the following:

      *     Net sales increased 6.5 percent to $1.23 billion.
      * Sales volume of 8.9 million barrels (10.4 million HLs) was up 2.9 percent.
      *     Marketing, general and administrative expense rose 2.0 percent
      * Marketing, general and administrative expense rose 2.0 percent to $396.8 million.
      * Excluding special items, income from continuing operations (after tax) was $25.1 million, or $0.28 per diluted share, compared to a loss of $0.4 million, or $0.01 loss per diluted share, in the first quarter 2006. (See tables below for reconciliations to nearest U.S. GAAP measures.)

      During the quarter, Molson Coors achieved approximately $14 million in merger synergies. Foreign exchange rate movements reduced total-company pretax income by approximately $2.3 million in the quarter.

      The Company's effective tax rate during the first quarter 2007 for income from continuing operations was 19 percent including special items and 21 percent excluding special items, compared to 33 percent and 31 percent, respectively, during the first quarter a year ago. The Company's first quarter 2007 tax rate was lower due to the net effect of a number of factors, including the completion of certain prior year audits, mix of pretax income and the impact of new accounting rules that were adopted at the beginning of 2007 for recognizing and measuring uncertain tax provisions. The Company anticipates that these new rules -- known as FASB Interpretation No. 48, or FIN 48 -- will cause greater volatility in the Company's effective tax rate in future quarters.

      Following are the Company's 2007 first quarter results by business segment:

      Canada Business

      Canada business pretax income was $45.3 million, excluding special charges, even with the first quarter 2006. Canada sales volume increased 2.8 percent, while sales to retail increased 1.2 percent. Strong growth in Coors Light, Rickard's, Carling and the Company's partner import brands was partially offset by a decline in other premium, discount and unsupported brands. Canada business net sales increased 4.1 percent in local currency. Net revenue per barrel increased about 1.3 percent in local currency compared to the first quarter 2006. Cost of goods sold per barrel increased 4.0 percent, while marketing, general and administrative costs increased approximately 1.8 percent, both in local currency. Synergies and other cost reduction initiatives offset nearly all of the Canada business cost of goods inflation.

      United States Business

      U.S. business pretax income was $45.2 million in the first quarter 2007. Excluding special charges a year ago, U.S. pretax income increased 23.1 percent, driven by sales volume growth, higher net pricing and results of the Company's merger synergies and other cost saving initiatives. In the first quarter 2007, sales volume and net sales in the U.S. business increased 4.9 percent and 6.7 percent, respectively, from the first quarter a year ago, while net sales per barrel increased 1.7 percent. Sales to retail grew 2.9 percent driven by a low-single-digit growth by Coors Light and double-digit increases by Keystone Light and Blue Moon. U.S. business cost of goods per barrel increased 0.3 percent and marketing, general and administrative expense was up 6.4 percent.

      Europe Business

      Excluding special items, the Europe business reported a pretax loss of $4.5 million in the first quarter 2007 compared to a $13.4 million pretax loss in the first quarter 2006. The smaller pretax loss compared to a year ago was driven by continued progress on cost saving initiatives in the Europe business, partly offset by ongoing industry volume pressures and unfavorable trends in sales channel mix. In the first quarter 2007, Europe business owned-brand sales volume decreased 1.7 percent compared to the same period a year ago.

      Owned-brand net sales per barrel increased 0.6 percent in local currency compared to the first quarter 2006. Cost of goods sold per barrel for the Company's owned brands decreased 2.8 percent in local currency during the quarter. Marketing, general and administrative expense decreased 5.5 percent in local currency, with higher marketing spend in the first quarter more than offset by reductions in general and administrative costs.

      Corporate Expenses

      The Company's Corporate general and administrative expenses totaled $21.4 million in the first quarter 2007, a decrease of $8.3 million from the first quarter 2006. Net interest expense, excluding interest income from trade loans in the U.K., was $29.2 million in the first quarter 2007, $5.6 million lower than a year ago due primarily to lower average net debt balances during the quarter compared to the first quarter 2006.

      (1)Special Items

      During the first quarter 2007 the Company reported net special charges of $8.2 million, primarily due to restructuring expenses of $4.1 million in Canada and $4.2 million in Europe.

      (2)Discontinued Operations

      The company reports results for its former Brazilian unit, Cervejarias Kaiser ("Kaiser") as discontinued operations. The Company reported a net loss of $14.8 million from discontinued operations during the quarter arising from an increase in the fair value of indemnity guarantees related to the Kaiser business. These liabilities increased during the first quarter 2007 due to changes in estimates related to the timing and amounts of estimated future outcomes and payments.

      2007 First Quarter Earnings Conference Call

      Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the Company's 2007 first quarter results. The Company will provide a live webcast of the earnings call.

      Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time. Both webcasts will be accessible via the Company's website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on July 1, 2007.

      Reconciliations to Nearest U.S. GAAP Measures

    Molson Coors Brewing Company

      2007 First Quarter After-tax Income From Continuing Operations, Excluding Special Items

      (Note: Some numbers may not sum due to rounding.)

    (In millions of $US, except per share data)      1st Q 2007    1st Q 2006
    U.S. GAAP:  After-tax income (loss) from
     continuing operations:                               $19.2        ($18.6)
           Per diluted share                              $0.22        ($0.22)
    Add back: Pretax special items - net                    8.2          26.8
    Plus (Minus): Tax effect on special items              (2.4)         (8.7)
    Non-GAAP:  After-tax income (loss) from
     continuing operations, excluding special items:      $25.1         ($0.4)
           Per diluted share:                             $0.28        ($0.01)

      Molson Coors Brewing Company

      2007 First Quarter Pretax Income From Continuing Operations, Excluding Special Items

      (Note: Some numbers may not sum due to rounding.)

    (In millions of $US)                 Business                   Total
                            Canada   U.S.    Europe   Corporate  Consolidated
    U.S. GAAP: 2007
     1st Q pretax income
     (loss) from
     continuing
     operations -
     reported               $41.2   $45.2    ($8.7)    ($49.4)      $28.4
    Add back: Pretax
     special charges/
     credits - net            4.1      --      4.2         --         8.2
    Non-GAAP: 2007
     1st Q Pretax income
     (loss) from
     continuing
     operations,
     excluding special
     items                  $45.3   $45.2    ($4.5)    ($49.4)      $36.6
    Percent change 2007
     1st Q vs. 2006 1st Q
     pretax from
     continuing
     operations,
     excluding special
     items                   (0.1%)  23.1%   (66.3%)    (23.5%)     787.1%
    U.S. GAAP: 2006
     1st Q pretax income
     (loss) from continuing
     operations             $45.3   $15.0   ($21.2)    ($61.9)     ($22.7)
    Add back: Pretax
     special charges/
     credits - net             --    21.7      7.8       (2.7)       26.8
    Non-GAAP: 2006
     1st Q Pretax income
     (loss) from
     continuing
     operations,
     excluding special
     items                  $45.3    $36.7  ($13.4)    ($64.6)       $4.1



      Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special Items should be viewed as a supplement to -- not a substitute for -- our results of operations presented on the basis of accounting principles generally accepted in the United States. We believe that Pretax and After-tax Income
(Loss) From Continuing Operations, Excluding Special Items is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. Our management uses Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special Items as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

      Forward-Looking Statements

      This press release includes "forward-looking statements" within the meaning of the federal securities laws, and language indicating trends, such as "trend improvements," "progress," "anticipated," "expected," "improving sales trends" and "on track." It also includes financial information, of which, as of the date of this press release, the Company's independent auditors have not completed their review. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                   Thirteen Weeks Ended
                                              April 1, 2007     March 26, 2006

    Volume in barrels                                8,869             8,619

    Sales                                       $1,651,195        $1,543,946
    Excise taxes                                  (422,584)         (390,100)
      Net Sales                                  1,228,611         1,153,846
    Cost of goods sold                            (770,162)         (726,668)
      Gross profit                                 458,449           427,178
    Marketing, general and administrative
     expenses                                     (396,798)         (388,858)
    Special items, net                              (8,231)          (26,831)
      Operating income                              53,420            11,489
    Interest expense, net                          (26,318)          (31,955)
    Other income (expense), net                      1,251            (2,241)
      Income (loss) from continuing
       operations before income taxes and
       minority interests                           28,353           (22,707)
    Income tax (expense) benefit                    (5,313)            7,438
      Income (loss) from continuing
       operations before minority
       interests                                    23,040           (15,269)
    Minority interests in net income of
     consolidated entities                          (3,803)           (3,301)
      Income (loss) from continuing
       operations                                   19,237           (18,570)
    Loss from discontinued operations,
     net of tax                                    (14,830)          (11,667)
      Net income (loss)                             $4,407          $(30,237)

    Basic and diluted income (loss) per share:
      From continuing operations                     $0.22            $(0.22)
      From discontinued operations                   (0.17)            (0.13)
    Basic and diluted net income (loss)
     per share                                       $0.05            $(0.35)

    Weighted average shares - basic                 88,071            85,683
    Weighted average shares - diluted               89,120            85,683

    Dividends per share                              $0.32             $0.32

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                      CANADA SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                   Thirteen Weeks Ended
                                              April 1, 2007     March 26, 2006

    Volume in barrels                                1,635             1,591

    Sales                                         $440,538          $429,930
    Excise taxes                                  (102,685)         (100,611)
      Net sales                                    337,853           329,319
    Cost of goods sold                            (198,541)         (188,528)
      Gross profit                                 139,312           140,791
    Marketing, general and administrative
     expenses                                      (96,317)          (95,996)
    Special items, net                              (4,079)               --
      Operating income                              38,916            44,795
    Other income, net                                2,270               522
      Earnings before income taxes                 $41,186           $45,317



                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                   UNITED STATES SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                   Thirteen Weeks Ended
                                              April 1, 2007     March 26, 2006

    Volume in barrels                                5,200             4,958

    Sales                                         $681,565          $639,503
    Excise taxes                                   (93,506)          (88,229)
      Net sales                                    588,059           551,274
    Cost of goods sold                            (363,261)         (345,209)
      Gross profit                                 224,798           206,065
    Marketing, general and administrative
     expenses                                     (180,208)         (169,446)
    Special items, net                                  --           (21,724)
      Operating income                              44,590            14,895
    Other income, net                                  647               129
      Earnings before income taxes                 $45,237           $15,024

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                      EUROPE SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                   Thirteen Weeks Ended
                                              April 1, 2007     March 26, 2006

    Volume in barrels                                2,034             2,070

    Sales                                         $527,957          $473,839
    Excise taxes                                  (226,393)         (201,260)
      Net sales                                    301,564           272,579
    Cost of goods sold                            (207,869)         (192,503)
      Gross profit                                  93,695            80,076
    Marketing, general and administrative
     expenses                                      (98,880)          (93,682)
    Special items, net                              (4,152)           (7,803)
      Operating loss                                (9,337)          (21,409)
    Interest income, net                             2,848             2,804
    Other expense, net                              (2,165)           (2,567)
      Loss before income taxes                     $(8,654)         $(21,172)



                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                         CORPORATE RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                   Thirteen Weeks Ended
                                              April 1, 2007     March 26, 2006

    Sales (1)                                       $1,135              $674
    Excise taxes                                        --                --
      Net sales                                      1,135               674
    Cost of goods sold (1)                            (491)             (428)
      Gross profit                                     644               246
    Marketing, general and administrative
     expenses                                      (21,393)          (29,734)
    Special items, net                                  --             2,696
      Operating loss                               (20,749)          (26,792)
    Interest expense, net                          (29,166)          (34,759)
    Other income (expense), net                        499              (325)
      Loss before income taxes                    $(49,416)         $(61,876)

    (1) The amounts shown are reflective of revenues and costs associated with the marketing of the Company's intellectual property, including trademarks and brands.

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                           As of
                                            April 1, 2007   December 31, 2006

    Assets

    Cash and cash equivalents                     $119,364          $182,186
    Receivables, net                               729,453           828,599
    Total inventories, net                         365,327           319,538
    Other, net                                     126,583           128,033
      Total current assets                       1,340,727         1,458,356

    Properties, net                              2,560,609         2,421,484
    Goodwill and intangible assets, net          7,405,591         7,363,970
    Other                                          332,984           359,603
      Total assets                             $11,639,911       $11,603,413

    Liabilities and stockholders' equity

    Accounts payable                              $293,960          $419,650
    Accrued expenses and other                   1,087,748         1,376,025
    Short-term borrowing and current
     portion of long-term debt                      85,794             4,441
      Total current liabilities                  1,467,502         1,800,116

    Long-term debt                               2,139,835         2,129,845
    Pension and post-retirement benefits           714,401           753,697
    Other                                        1,347,630         1,055,617
      Total liabilities                          5,669,368         5,739,275

    Minority interests                              49,241            46,782

    Total stockholders' equity                   5,921,302         5,817,356
      Total liabilities and stockholders'
       equity                                  $11,639,911       $11,603,413

                    MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (IN THOUSANDS)
                                     (UNAUDITED)

                                                   Thirteen Weeks Ended
                                              April 1, 2007     March 26, 2006

    Cash flows from operating activities:
    Net income (loss)                               $4,407          $(30,237)
      Adjustments to reconcile net income to net cash used in operating activities:
        Depreciation and amortization               83,399           111,224
        Change in working capital and
         other, net                               (260,475)          (91,362)
    Net cash used in operating activities         (172,669)          (10,375)

    Cash flows from investing activities:
      Additions to properties and
       intangible assets                          (106,967)          (87,115)
      Proceeds from sale of assets and
       business, net                                 1,013            64,666
      Other, net                                     2,111               499
    Net cash used in investing activities         (103,843)          (21,950)

    Cash flows from financing activities:
      Issuance of stock under equity
       compensation plans                          144,922            13,986
      Dividends paid                               (28,439)          (27,408)
      Net borrowings of debt                        80,312            63,280
      Other                                         16,524             4,563
    Net cash provided by financing
     activities                                    213,319            54,421

    Cash and cash equivalents:
      Net (decrease) increase in cash and
       cash equivalents                            (63,193)           22,096
      Effect of foreign exchange rate
       changes on cash and cash
       equivalents                                     371            (2,220)
      Balance at beginning of year                 182,186            39,413
    Balance at end of period                      $119,364           $59,289


SOURCE  Molson Coors Brewing Company

                                   05/08/2007

    /CONTACT: News Media, Paul de la Plante, +1-514-590-6349, or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield,
+1-303-277-6894, all of Molson Coors Brewing Company/
    /Web site:  http://www.molsoncoors.com /